Exhibit 99.1

SurModics Announces New Board Chair

EDEN PRAIRIE, Minn. – March 6, 2015 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industries, today announced that Susan E. Knight, a member of the board since 2008, will assume the position of board chair, effective immediately. She replaces Scott R. Ward, who has resigned, as has board member Timothy S. Nelson. As reconstituted, the board now consists of six members, five of whom are independent. There are also three vacancies on the board. The board may seek to fill one or more of these vacancies based on its determination regarding the appropriate size of the board, its needs relative to the Company’s operations and strategy, and other factors.

Said Knight, “I’m pleased to take on the role of board chair and look forward to working even more closely with the strong SurModics management team and the other board members. The company has a solid strategy in place to drive growth in our core businesses, while transforming the business through key initiatives, such as the SurModics SurVeil drug-coated balloon.”

Ward and Nelson resigned over a disagreement regarding how to optimize the working relationship between the Board and the Company’s Chief Executive Officer. “We appreciate the service of Scott and Tim and wish them well,” Knight continued.

Knight is the former senior vice president and chief financial officer of Minneapolis-based MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of test systems and industrial position sensors, a position she held from 2011 until her retirement at the end of 2014. She had been vice president and CFO at MTS since 2001. Prior to MTS, she worked in various positions at Honeywell, Inc. from 1977 to 2001, last serving as the chief financial officer of the global Home and Building Controls division. Knight also was on the board of Plato Learning, Inc. from 2006 until that public company was sold in 2010. She currently sits on the board of the Greater Metropolitan Housing Corporation, in addition to SurModics.

Said Gary Maharaj, SurModics CEO, “I’ve worked with Sue for more than four years and have found her to be a strategic business leader with deep expertise in growth-oriented international operations. She has many years of experience working for public companies and serving on public company boards. Sue will be a great leader for the board moving forward.”

SurModics, Inc. – Board of Director Changes

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as, those regarding the Company’s strategies for growth and transformation are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

About SurModics, Inc.

SurModics partners with the world’s leading and emerging medical device, diagnostic and life sciences companies to develop and commercialize innovative products designed to improve lives by enabling the detection and treatment of disease. Our mission is to be a trusted partner to our customers by providing the most advanced surface modification technologies and in vitro diagnostic chemical components that help enhance the well-being of patients. The company’s core offerings include surface modification coating technologies that impart lubricity, prohealing and biocompatibility characteristics and components for in vitro diagnostic test kits and microarrays. SurModics’ strategy is to build on the product and technical leadership within these fields, and expand the core offerings to generate opportunities for longer term sustained growth. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

# # #

CONTACT:

SurModics, Inc.

Andy LaFrence, 952-500-7000

ir@surmodics.com

Vice President of Finance and Chief Financial Officer